Exhibit 10.1

Nanovibronix, Inc.

525 Executive Boulevard,

Elmsford, N.Y. 10523

October 13, 2016

Christopher M. Fashek

[Address]

[Address]

RE:       Offer to Join the Board of Directors at Chairman

Dear Mr. Fashek,

On behalf of Nanovibronix, Inc. (the “Company”), in recognition of our belief that your skills, expertise and knowledge will prove helpful to the Company’s progress, I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as chairman of the Board.

As compensation for your service on the Board as chairman, you will be granted options to purchase 91,679 shares of the Company’s common stock at an exercise price equal to the closing fair market value of the Company’s common stock on the date of grant. The options shall represent 2% of the Company’s outstanding common stock on the date of grant, as calculated on a fully diluted basis. The options shall vest and become exercisable in four equal annual installments, commencing one year after you commence service as a director and so long as you remain a director of the Company; provided, however, that in the event (i) you are not reelected as a director at any annual meeting of the Company’s stockholders, (ii) you are not nominated for reelection as a director at any annual meeting of the Company’s stockholders or (iii) there occurs a change in control (as defined in the Company’s 2014 Long-Term Incentive Plan), these options shall vest immediately in full. In addition, as further compensation for your service as chairman of the Board, you shall be paid $100,000 per year, payable in regular semi-monthly installments.

Should the Company’s stock come to be listed on a registered national securities exchange while you are serving as chairman of the Board, you shall receive a one-time bonus payment of $25,000, provided that such listing occurs within 6 months of your appointment as chairman.

The Company will reimburse you for any reasonable expenses incurred by you in connection with your travel on behalf of the Company, provided that you furnish the Company with invoices, with receipts and other appropriate supporting documentation evidencing such expenses within 30 days of incurrence, and otherwise comply with the Company’s travel and expense reimbursement policies as may be in effect from time to time.

In accepting this offer, you are representing to the Company that you do not know of any conflict which would restrict your ability to consult with the Company or serve on the Board and that you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

Nothing in this offer or the stock option agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning this letter to the Company. We look forward to your serving as a member of the Board. This offer will remain in effect until October 31, 2016.

Sincerely,

Nanovibronix, Inc.

By: /s/ Ira Greenstein

Name:  Ira Greenstein

Title: Chairman of the Board

Agreed and Accepted:

/s/ Christopher M. Fashek

Christopher M. Fashek

Date: 10/14/2016